NEITHER THIS UNSECURED CONVERTIBLE PROMISSORY NOTE (THIS “NOTE”) NOR THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF APPLICABLE STATES. THIS NOTE AND SUCH SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION UNDER SUCH LAWS OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS. THE HOLDER OF THIS NOTE OR THE SECURITIES ISSUED UPON CONVERSION OF THIS NOTE MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THIS NOTE AND ANY SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS.

AEYE, INC.

UNSECURED CONVERTIBLE PROMISSORY NOTE

$146,476.66	Original Issue Date: [ ], 2024

Subject to the terms and conditions of this Note, for value received, AEye, Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of Dowslake Microsystems Corporation, a Virginia corporation (“Holder”), the principal sum of One Hundred Forty-Six Thousand Four Hundred Seventy-Six Dollars and Sixty-Six Cents ($146,476.66) (as adjusted with PIK Interest pursuant to Section 2.1, the “Principal Balance”), together with accrued and uncapitalized interest on the Principal Balance outstanding hereunder from time to time, at the rates, on the dates and otherwise in accordance with the terms set forth in this Note.

The following is a statement of the rights of the Holder and the terms and conditions to which this Note is subject, and to which Holder, by the acceptance of this Note, agrees.

1.                   DEFINITIONS. The following definitions shall apply for purposes of this Note.

“Applicable Rate” means a rate per annum equal to the sum of: (i) the daily simple Secured Overnight Financing Rate published on the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on its website as of the most recent historical Quarterly Interest Calculation Date plus (ii) one percent (1%); provided, that the Applicable Rate immediately following the Original Issue Date of this Note until the first Quarterly Interest Calculation Date following the Original Issue Date shall be the Applicable Rate calculated using the Original Issue Date in lieu of the most recent historical Quarterly Interest Calculation Date.

“Business Day” means a weekday on which banks are open for general banking business in New York.

“Common Stock” means the common stock of the Company, par value $0.0001.

“Conversion Price” means the per share closing price of the Common Stock on the Principal Market as of the immediately preceding Trading Day.

“Conversion Shares” means the shares of Common Stock issuable upon conversion of this Note.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Highest Lawful Rate” means the maximum non-usurious rate of interest, as in effect from time to time, which may be charged, contracted for, reserved, received or collected by Holder in connection with this Note under applicable law.

“Maturity Date” means the earlier of (i) the fifth anniversary of the Original Issue Date, and (ii) the time at which the Balance of this Note is due and payable upon an Event of Default; provided, however that if the Event of Default is cured as permitted in this Note, then the Maturity Date shall not thereafter be deemed to have occurred with regard to such Event of Default under this clause (ii).

“Note” means this Unsecured Convertible Promissory Note.

“Original Issue Date” means the date of the first issuance of this Note, regardless of any transfers of the Note and regardless of the number of instruments which may be issued to evidence this Note.

“Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other entity or any governmental authority.

“Purchase Agreement” means that certain Securities Purchase Agreement by and between the Company and the Holder, dated as of even date with this Note.

“Principal Market” means the Nasdaq Stock Market, or such other principal market or exchange on which the Common Stock is then listed for trading.

“Quarterly Interest Calculation Dates” means the first Business Day of April, July, October and January in each year.

“Quarterly Period” means January 1 through and including March 31; April 1 through and including June 30; July 1 through and including September 30; or October 1 through and including December 31 in any fiscal year.

“Securities Act” means the Securities Act of 1933, as amended.

“Trading Day” means any day during which the Principal Market is open for trading.

2.                   INTEREST; PAYMENT; RANKING.

2.1                                              Interest. Interest shall accrue on the Principal Balance at the Applicable Rate, beginning on the Original Issue Date until the entire Principal Balance and accrued, unpaid and uncapitalized interest is paid in full (or until the date on which this Note redeemed or converted, as provided herein), compounded quarterly in arrears. Accrued interest on this Note shall be computed on the basis of a 365-day year. Any interest accrued hereunder for a Quarterly Period shall be payable in arrears by the Company on or before fifteenth calendar day from the end of such Quarterly Period (or if such day is not a Business Day, the first Business Day thereafter, the “Interest Payment Date”), in cash or, at the election of the Company in its sole discretion, in kind by capitalizing such accrued interest for the Quarterly Period and treating it for all purposes following such capitalization as part of the Principal Balance (the “PIK Interest”) (or a combination thereof). For the avoidance of doubt, any portion of the interest for any Quarterly Period paid in cash on an Interest Payment Date shall not be capitalized and added to the Principal Balance.

2.2                                              Payment. The Principal Balance and all accrued, unpaid and uncapitalized interest due hereunder shall be paid to the Holder on the Maturity Date by, in the Holder’s sole discretion, (i) paying cash in U.S. dollars, (ii) subject to Section 3.3 herein, converting such amount into Conversion Shares, or (iii) any combination of the foregoing (the Holder’s allocation of the foregoing, the “Maturity Payment Allocation”). The Holder shall, in a written notice, inform the Company of its Maturity Payment Allocation (the “Maturity Allocation Notice”) at least three (3) Business Days prior to the Maturity Date. If the holder fails to deliver the Maturity Allocation Notice to the Company at least three (3) Business Days to the Maturity Date, notwithstanding anything to the contrary in this Agreement, the Company shall have sole discretion as to the Maturity Payment Allocation. The Company shall make any cash payments by wire transfer of immediately available funds for the account of the Holder as the Holder may designate from time to time and notify in writing to the Company at least three (3) Business Days prior to the Maturity Date. Any Conversion Shares will be registered in the name of the Holder (or its designee) in book-entry form with the Company’s transfer agent. If the Maturity Date falls on a day that is not a Business Day, the required payment will be made on the next succeeding Business Day and no interest on such payment will accrue in respect of the delay.

2.3                                              Ranking. This Note shall rank senior or pari passu to all existing unsecured indebtedness of the Company, and senior or pari passu to all future unsecured indebtedness of the Company, but subordinate to all current and future secured indebtedness of the Company.

3.                   PREPAYMENT.

3.1                                              Optional Prepayment. At any time while this Note is outstanding, the Company shall have the right, exercisable on two (2) Business Days’ prior written notice to the Holder, to prepay in whole or any portion of the Principal Balance or any accrued, unpaid and uncapitalized interest then outstanding under this Note from time to time in accordance with this Section 3.1 by, in the Holder’s sole discretion, (i) paying cash to the Holder (the “Cash Prepayment”), (ii) subject to the limitations set forth in Section 3.3, converting the applicable amount of Principal Balance into Conversion Shares (the “Conversion Prepayment”) or (iii) any combination of the foregoing. Any notice of prepayment hereunder (an “Optional Prepayment Notice”) shall be delivered to the Holder at its registered addresses or by email and shall state: (1) that the Company is exercising its right to prepay the Note, (2) the amount of prepayment (the “Prepayment Amount”) and (3) the date of prepayment, which shall be at least two (2) Business Days from the date of the Optional Prepayment Notice (the “Optional Prepayment Date”). Within one (1) Business Day from receipt of the Optional Prepayment Notice, the Holder shall, by written notice (the “Holder’s Notice”), inform the Company whether the prepayment will be a Cash Prepayment, Conversion Prepayment or a combination thereof (and if a combination, the respective Prepayment Amounts to be made pursuant to a Cash Prepayment (the “Cash Prepayment Amount”) and a Conversion Prepayment (the “Conversion Prepayment Amount”)). If the holder fails to deliver the Holder’s Notice to the Company within one (1) Business Day from receipt of the Optional Prepayment Notice, notwithstanding anything to the contrary in this Agreement, the Company shall have sole discretion as to whether the prepayment will be a Cash Prepayment, Conversion Prepayment or a combination thereof (the “Company Allocation”). If the Holder’s Notice (or the Company Allocation, if applicable) includes Cash Prepayment, prior to the Optional Prepayment Date, the Holder shall specify in writing payment instructions to the Company. On the Optional Prepayment Date, the Company shall (a) with respect to any Cash Prepayment Amount, make payment to the Holder of an amount in cash equal to 100% of the

Cash Prepayment Amount or (b) with respect to any Conversion Prepayment Amount, convert and issue to the Holder such number of Conversion Shares equal to the Conversion Prepayment Amount divided by the Conversion Price determined as of the date of prepayment, subject to the limitations specified in Section 3.3. Any Prepayment Amounts prepaid pursuant to this Section 3.1 shall be credited (i) first, against any accrued, unpaid and uncapitalized interest outstanding as of the date of prepayment and (ii) second, against the outstanding Principal Balance outstanding as of the date of prepayment.

3.2                                              No Fractional Shares. No fractional shares shall be issued upon a Conversion Prepayment. If upon a Conversion Prepayment, a fraction of a share would otherwise be issued, then in lieu of such fractional share, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the applicable Conversion Price or round up to the next whole share.

3.3                                              Limitations on Conversion Prepayment. Notwithstanding anything herein to the contrary, in connection with the Conversion Prepayment, the Company shall not issue to the Holder, and the Holder shall not request the Company to issue, any Conversion Shares to the extent such shares, after giving effect to such issuance and when added to the number of shares of Common Stock (i) issued and issuable to the Holder pursuant to the Purchase Agreement and (ii) issued and issuable to other persons and entities (the “Other Purchasers”) in transactions that are required to be aggregated with the transactions contemplated by the Purchase Agreement (including the issuance of this Note) pursuant to the rules and regulations of the Principal Market (the “Other Issuances”) (whether such shares of Common Stock issuable to the Other Purchasers were (i) issuable upon conversion of convertible notes or other securities issued in the Other Issuances, (ii) issuable upon conversion of convertible notes or other securities issued after the date hereof, or (iii) otherwise issued after the date hereof in transactions not involving a public offering within the meaning of the rules and regulations of the Nasdaq Stock Market that would, under NASDAQ rules, be aggregated with the Conversion Shares issued or issuable upon a Conversion Prepayment), would result in (A) the Holder (and its affiliates) and the Other Purchasers (in the Other Issuances) being issued Common Stock that in the aggregate would exceed 19.99% of the number shares of Common Stock outstanding on the Original Issue Date (which, for the avoidance of doubt, is [ ], subject to any stock dividend, stock split, stock combination or other similar transaction) (the “Private Offering Limitation”) or (B) the Holder (and its affiliates) being issued Common Stock that in the aggregate would exceed (i) 19.99% of the number of shares of Common Stock outstanding (the “Maximum Aggregate Ownership Amount”), or (ii) 19.99% of the total voting power of the Company’s securities outstanding that are entitled to vote on a matter being voted on by holders of the Common Stock (the “Maximum Aggregate Voting Amount”), in each case (A) and (B), unless and until the Company obtains shareholder approval permitting such issuance in accordance with applicable rules of the Principal Market (or any other applicable national securities exchange on which the Company’s Common Stock are then listed) (“Stockholder Approval”). If any attempted Conversion Prepayment results in issuance of Conversion Shares to the Holder and Common Stock to the Other Purchasers (and their respective affiliates) that would result in the Holder (and its affiliates) and the Other Purchasers (and their respective affiliates) exceeding the Private Offering Limitation, the Maximum Aggregate Ownership Amount or the Maximum Aggregate Voting Amount and the Company shall not have previously obtained Stockholder Approval at the time of such Conversion Prepayment, then any purported issuance of such excess Conversion Shares or Common Stock shall be null, void ab initio and treated as if never made, the Company shall only issue to the Holder or the Other Purchasers such number of Conversion Shares or Common Stock as may be issued below the Private Offering Limitation, the Maximum Aggregate Ownership Amount or Maximum Aggregate Voting Amount, as the case may be.

3.4                                              Adjustment to Conversion Price. If the Company at any time subdivides (by any stock split, stock dividend, stock combination, recapitalization or other similar transaction) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced, and if the Company at any time combines (by any stock split, stock dividend, stock combination, recapitalization or other similar transaction) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment pursuant to this Section 3.4 shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this Section 3.4 occurs during the period that a Conversion Price is calculated hereunder, then the calculation of such Conversion Price shall be adjusted appropriately to reflect such event.

4.                   EVENTS OF DEFAULT. Each of the following events shall constitute an “Event of Default” hereunder:

(a)                                                    The Company fails to make any payment when due under this Note on the applicable due date and five (5) Business Days have elapsed after written notice of such failure has been given by Holder to the Company;

(b)                                                   A receiver is appointed for any material part of the Company’s property, the Company makes a general assignment for the benefit of creditors, or the Company becomes a debtor or alleged debtor in a case under the U.S. Bankruptcy Code or becomes the subject of any other bankruptcy or similar proceeding for the general adjustment of its debts or for its liquidation; or

(c)                                                    The Company’s Board of Directors adopts a resolution for the liquidation, dissolution or winding up of the Company.

If an Event of Default occurs and is continuing, the Holder may declare all of the then outstanding Principal Balance any accrued, unpaid and uncapitalized interest due thereon, to be due and payable immediately, except that in the case of an Event of Default arising from events described in clauses (b) and (c) of this Section 4, this Note shall become due and payable without further action or notice.

5.                   GENERAL PROVISIONS.

5.1                                              Attorneys’ Fees. In the event any party is required to engage the services of an attorney for the purpose of enforcing this Note, or any provision thereof, each party shall bear its own expenses and costs, including attorneys’ fees.

5.2                                              Transfer; Successors and Assigns. Holder agrees that Holder will not transfer, dispose or assign this Note without the express written consent of the Company, which consent will not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, Holder may transfer this Note (a) by beneficiary designation, will or intestate succession, (b) to such Holder’s spouse, children or grandchildren or to a trust established by such Holder for the benefit of such Holder or his or her spouse, children or grandchildren (c) to an Affiliate (as defined in Rule 405 under the U.S. Securities Act of 1933, as amended) of Holder; provided, however, that in the event of any transfer made pursuant to this Section 5.2 by Holder, the transferee shall furnish the Company with a written agreement to be bound by and comply with all provisions of this Note and the Purchase Agreement, in each case to the extent applicable to Holder. None of the rights, privileges, or obligations set forth in, arising under, or created by this Note may be assigned or transferred by the Company without the prior consent in writing of Holder. Except as otherwise provided, the terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.

5.3                                              Governing Law. This Note shall be governed by and construed under the internal laws of the State of Delaware, without reference to principles of conflict of laws or choice of laws.

5.4                                              Headings. The headings and captions used in this Note are used only for convenience and are not to be considered in construing or interpreting this Note. All references in this Note to sections and exhibits shall, unless otherwise provided, refer to sections hereof and exhibits attached hereto, all of which exhibits are incorporated herein by this reference.

5.5                                              Notices. All notices and other communications given or made pursuant to this Note shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt.

If to the Company:        AEye, Inc.

Attention: Andrew Hughes

One Park Place, Suite 200

Dublin, CA 94568

Email: legal@aeye.ai

With a copy (which shall not constitute notice) to:

Allen Overy Shearman Sterling US LLP
Attention: Christopher M. Forrester
1460 El Camino Real, 2nd Floor

Menlo Park, CA 94025

Email: Chris.Forrester@aoshearman.com

If to Holder:                  Holder’s address as set forth beneath its signature.

5.6                                              Interest Rate Limitation. Anything herein to the contrary notwithstanding, if during any period for which interest is computed hereunder, the amount of interest computed on the basis provided for in this Note, together with all fees, charges and other payments which are treated as interest under applicable law, as provided for herein or in any other document executed in connection herewith, would exceed the amount of such interest computed on the basis of the Highest Lawful Rate, then the Company shall not be obligated to pay, and Holder shall not be entitled to charge, collect, receive, reserve or take, interest in excess of the Highest Lawful Rate, and during any such period the interest payable hereunder shall be computed on the basis of the Highest Lawful Rate.

5.7                                              Amendments and Waivers. This Note may not be amended and provisions hereunder may not be waived without the written consent of each of the Company and Holder.

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5.8                                              Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Note to the extent they are held to be unenforceable and the remainder of this Note shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Unsecured Convertible Promissory Note to be signed in its name as of the date first written above.

COMPANY

AEye, Inc.

By:

Name: Matthew Fisch

Title: Chief Executive Officer

[Signature Page to Unsecured Convertible Promissory Note]

AGREED AND ACKNOWLEDGED:

HOLDER

Dowslake Microsystems Corporation

By:

Name: Dan Yang

Title: President

Address: [redacted]

[Signature Page to Unsecured Convertible Promissory Note]